Exhibit 10.10

August 23, 2021

Nelson Sun

[…***…]

[…***…]

Re: Offer of Employment

Dear Nelson:

Aardvark Therapeutics, Inc. (“Aardvark” or the “Company”) is pleased to offer you the full-time exempt position of Chief Financial Officer on the following terms.

This is a full-time position and you will be expected to devote substantially all of your working time to the performance of your duties for the Company. You will work remotely in Nevada except for reasonable business travel that may be required of you. The Company may change your duties, hours, and work location from time to time, in its discretion.

Your salary will be $240,000 per year, less payroll deductions and withholdings. You will be paid in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. The Company may change compensation from time to time in its discretion. You will be eligible to participate in the Company’s health and welfare programs consistent with other employees at your same level in accordance with Company’s then-current benefit plan requirements, as such programs may be established or modified from time to time. The Company may change benefits from time to time in its discretion. You will be eligible to accrue 15 days of paid time off each year, accrued at the rate of 10 hours per month starting on your hire date, in accordance with the Company’s paid time off policy. The Company currently has 10 paid holidays each year. Paid time-off may be taken in accordance with applicable Company policies. Paid time off accrual will be capped at 1.5 times your annual paid time off accrual. When your accrued paid time off reaches the cap, you will not accrue additional paid time off time until some of the previously accrued paid time off is used and the accrued amount falls below the cap.

In addition, you will be eligible to be considered for a discretionary incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer (the “CEO”) and approved by the CEO or the Board of Directors of the Company (or a committee thereof) (collectively, the “Board”) in the CEO’s and/or the Board’s sole and absolute discretion. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year generally would be paid within three months after the close of such fiscal year. You are not entitled to any bonus unless you are still employed by the Company at the time the bonus is paid. The determinations of the Board or the CEO with respect to your bonus will be final and binding.

The Company will reimburse you for any reasonable, actual and documented out-of-pocket expenses incurred by you in connection with your employment in accordance to the expense reimbursement policy in the Company’s Employee Handbook.

Nelson Sun

August 23, 2021

Subject to approval by the Board, the Company will grant you an option to purchase 375,000 shares (the “Option”) of the Company’s Common Stock under the Aardvark Therapeutics, Inc. 2017 Equity Incentive Plan (the “Plan”), with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant, as determined by the Board. There is no guarantee that the Internal Revenue Service will agree with this value. The Option will be subject to the terms and conditions of the Plan and your Option grant agreement and Option grant notice (collectively, the “Option Documents”). Your Option Documents will include a four-year vesting schedule, under which 1/48th of your shares will vest after one month of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock.

Normal business hours are from 9:00 a.m.-6:00 p.m., Monday through Friday. This position is an exempt position, which means you are paid for the job and not by the hour and therefore, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

As an Aardvark employee, you will be expected to abide by Company rules, procedures and policies, as adopted or revised from time to time, and acknowledge in writing that you have read the Company’s Employee Handbook. In addition, as a condition of this offer of employment, you will be required to review, complete and sign, prior to or on your first day of employment, and comply with the enclosed (a) Employee Proprietary Information and Inventions Agreement (the “Information and Inventions Agreement”); (b) Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”); and (c) California Labor Code Section 2810.5 Notice to Employee (the “Notice”).

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring on to Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

During the term of your employment with the Company, you agree not to consult with, act as an advisor or consultant to, serve as an employee, agent, manager or director of, or otherwise provide services to, any company or organization (whether for-profit, not-for-profit or otherwise) other than the Company unless you receive prior written approval (which may be provided by e-mail) from the CEO.

The Company does not offer tenured or guaranteed employment. Your employment relationship with Aardvark is at-will. You may terminate your employment with Aardvark at any time and for any reason whatsoever simply by notifying Aardvark. Likewise, Aardvark may terminate your employment at any time, with or without cause or advance notice. No provision of this letter will be construed to create an express or implied contract or promise of employment for any specific period of time. Your employment at-will status can only be modified in a written agreement signed by you and by the CEO.

Nelson Sun

August 23, 2021

This letter, together with your Information and Inventions Agreement, the Arbitration Agreement, the Notice and the Option Documents, forms the complete and exclusive statement of the terms of your employment with Aardvark, and supersedes any other agreements or promises made to you by anyone, whether oral or written, regarding the matters described in this letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the CEO. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company is under no obligation to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Aardvark may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or Aardvark’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and agree to participate through any on-line or electronic system that may be established and maintained by Aardvark or a third party designated by Aardvark.

This offer is contingent upon proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist Aardvark in complying with this requirement, you will need to complete Part 1 of the enclosed USCIS Employee Eligibility Verification Form (I-9)1 dating it with the date of your first day of work. Within your first three days of work, please bring with you documents that satisfy the requirements of Part 2 of Form I-9; either (i) one from List A or (ii) one from List B and one from List C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

Please sign and date this letter, and the enclosed Information and Inventions Agreement, Arbitration Agreement and Notice, and return them to me by August 23, 2021, if you wish to accept employment at Aardvark under the terms described above. This offer will expire on August 23, 2021 unless accepted by you in writing prior to that date. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company, such as restrictions imposed by a current or former employer.

[1]	http://www.uscis.gov/sites/default/files/files/fonn/i-9.pdf

Nelson Sun

August 23, 2021

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Aardvark Therapeutics, Inc.

/s/ Tien-Li Lee
Tien-Li Lee
Chief Executive Officer

Enclosures: Information and Inventions Agreement, Arbitration Agreement and Notice

ACCEPTED:

/s/ Nelson Sun
Nelson Sun
8/23/2021
Date